Exhibit 99.3

Consent of Director Nominee

Atlantic Alliance Partnership Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the conversion of the Company from a British Virgin Islands company to Maryland corporation (the “Conversion”) and the merger of Kalyx Development Inc. with and into the Company (the “Business Combination”). In connection with the Conversion and the Business Combination, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ William J. Meyer
Name: William J. Meyer
Date: July 12, 2017